EXHIBIT 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) between ZENITH NATIONAL INSURANCE CORP., a Delaware corporation (hereinafter referred to as “Zenith”), and Jack D. Miller (hereinafter referred to as “Employee”) is hereby amended and restated in its entirety effective on the last date of execution set forth below (the “Effective Date”).

RECITALS

WHEREAS, Employee is presently employed as President of Zenith Insurance Company, a subsidiary of Zenith, pursuant to a written Employment Agreement dated October 12, 2004, as previously modified, and is also employed as Executive Vice President of Zenith and is an officer of certain of its other subsidiaries (Zenith and all of its subsidiaries collectively referred to hereinafter as “Employer”); and

WHEREAS, Zenith and Employee deem it in their respective best interests to extend the term of the Employment Agreement at the present time and modify certain other provisions thereof;

NOW, THEREFORE, it is agreed as follows:

1.                                      Amended and Restated Employment Agreement.  The Agreement is hereby amended and restated in its entirety and the term thereof is hereby extended as hereinafter provided.

2.                                      Engagement and Duties.  During the Term of Employment as defined in Paragraph 3 of this Agreement:

2.1   Employer hereby employs Employee and Employee does hereby agree to be employed by Employer as Executive Vice President of Zenith and in such other capacities at Zenith and at each of the corporations which comprise Employer as shall hereafter be agreed upon by Employee and the Chief Executive Officer of Zenith (“CEO”) or the Board of Directors of Zenith (“Board”) and the boards of directors of such other corporations.

2.2   During the Term of Employment, Employee shall report to the CEO or his designee.  Employee shall perform the normal duties of such offices and such other executive duties as may from time to time be assigned to him by and in accordance with instructions and directions of the CEO, his designee or the Board.  Both Employee and Employer hereby expressly recognize that the services described herein shall be performed to the reasonable satisfaction of the CEO, his designee and the Board.

2.3   Employee shall perform the duties contemplated hereunder at his principal office located in Los Angeles County, California; provided, however, Employee shall travel outside Los Angeles County to the extent he reasonably deems it necessary or appropriate in the performance of his duties hereunder.

2.4   Employee, during the Term of Employment, shall devote his time, attention, energies, skills and best efforts to the performance of his duties for and on behalf of Employer.

3.                                      Term of Employment.  The term of employment hereunder shall be a period commencing on the Effective Date and terminating December 31, 2012 (“Expiration Date”), unless sooner terminated as elsewhere provided herein (“Term of Employment”).

4.                                      Compensation.  As full and complete consideration for the performance of his duties and the rendition of any and all services under this Agreement, Employee shall be compensated as follows:

4.1   Employee shall be paid $700,400 per year, subject to such increases as the Compensation Committee of the Board (“Compensation Committee”) may from time to time determine (“Base Compensation”).

4.2   In addition to the Base Compensation, Employee shall be eligible for such bonuses under Zenith’s Executive Officer Bonus Plan as may be awarded by the Compensation Committee pursuant to the plan, and may also be awarded discretionary bonuses by the Compensation Committee.

4.3   All compensation hereunder shall be paid by Employer, as may be allocated by Employer from time to time among the different corporations which comprise Employer, and shall comply with all relevant governmental directives, rules and regulations which may be in effect from time to time.  All Base Compensation shall be payable ratably twice each month, or more or less often in accordance with the normal payroll practices of Employer.

5.                                      Business Expenses.  Employee shall be reimbursed for reasonable and necessary expenses duly incurred in connection with the duties to be performed and the services to be rendered by Employee to Employer under and pursuant to this Agreement, upon submission of itemized expense statements in the manner and at times specified by Employer for officers of Employer.  In addition, the Company shall provide Executive with a $1,300 per month automobile allowance.

6.                                      Employee Benefits.

6.1   Employee shall be entitled to participate in all employee insurance, retirement and other benefit plans for which he qualifies and which may be in effect from time to time.  Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit or limit the right of Employer to discontinue, modify or amend any plan or benefit in its absolute discretion at any time, provided, however, that any such discontinuance, modification or amendment shall apply to employees of Employer generally, or to a defined group of such employees, and shall not apply solely to Employee.

6.2   Employee shall be entitled each year to vacation in accordance with standard employment practices, during which time his compensation shall be paid in full.  Employee shall be treated for purposes of vacation accrual as an employee with more than 120 months of service.  Each vacation shall be taken during a period mutually satisfactory to both Employer and Employee.

6.3   Zenith shall also provide Employee with such insurance or other provisions for indemnification, defense or hold harmless of officers that are generally in effect for senior executive officers of Zenith.

7.                                      Death During Employment.  If Employee should die during the Term of Employment, Employer shall pay (a) to Employee’s spouse, if living or (b) if his spouse is not then living, to his then living issue by right of representation or (c) if none of the above are then living, to his estate a cash lump sum payment equal to:  (1) one year’s Base Compensation at the rate in effect at his death and (2) one year’s bonus.  (For these purposes, “bonus” shall mean the highest annual bonus paid or payable to Employee for the three calendar years immediately preceding the year of Employee’s death.)  In addition, for a period of two years from Employee’s death, Employer shall continue to provide Employee’s family with the same level of medical, dental and vision insurance benefits that they were receiving through Employer immediately prior to Employee’s death.

8.                                      Termination by Employer.

8.1   Termination by Employer due to Disability.  Should Employer terminate the Term of Employment prior to the Expiration Date due to “Disability” (as defined below) Employer shall pay to Employee a cash lump sum payment equal to:  (1) one year’s Base Compensation at the rate in effect at termination (reduced by any amounts payable to Employee pursuant to any long-term disability plan in effect at the time of such termination) and (2) one year’s bonus.  (For these purposes, “bonus” shall mean the highest annual bonus paid or payable to Employee for the three calendar years immediately preceding the year of termination.)  In addition, for a period of two years from Employee’s termination of employment, Employer shall continue to provide Employee and his family with the same level of life, medical, dental and vision insurance benefits that they were receiving through Employer immediately prior to Employee’s termination of employment.

Definition of Disability.  For the purposes of this Agreement, “Disability” shall mean Employee’s absence from employment with Employer which: (i) was due to his inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) resulted from a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, and caused Employee to receive income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Employer’s employees or (iii) qualifies as a disability under Employer’s Long Term Disability Plan.

8.2   Termination by Employer For Cause.  Should Employer terminate the Term of Employment prior to the Expiration Date “For Cause” (as defined below), Employer shall pay to Employee in complete satisfaction of Employer’s obligations under this Agreement and without waiving any rights which it or its subsidiaries may have against Employee, the compensation which would otherwise be payable to him pursuant to Paragraph 4.1 of this Agreement up to the end of the month in which such termination occurs and Employer shall not be obligated to make any payments to Employee pursuant to Paragraph 4.2 of this Agreement.

Definition of For Cause.  For the purposes of this Agreement, “For Cause” shall mean (1) Employee’s failure to substantially perform his duties or any other material breach of this Agreement by Employee (other than a failure or breach resulting from his incapacity due to physical or mental illness, injury or similar incapacity), which failure or breach is not cured after the passage of a reasonable period of time to cure contained in a written demand from the CEO and/or Board that specifically describes such failure or breach; (2) Employee’s participation in activities that are competitive with Employer’s business, which participation is not cured after the passage of a reasonable period of time to cure contained in a written demand from the CEO and/or Board that specifically describes such conduct; (3) Employee’s conviction of a felony; or (4) Employee’s violation of his duty to maintain confidentiality as required by Paragraph 15.

8.3   Termination by Employer other than due to Disability or For Cause.  Should Employer terminate the Term of Employment prior to the Expiration Date for any reason other than due to Disability pursuant to Paragraph 8.1 or For Cause pursuant to Paragraph 8.2, Employer shall pay to Employee a cash lump sum payment equal to:  (1) two years’ Base Compensation at the rate in effect at termination and (2) two years’ bonus.  (For these purposes, “bonus” shall mean the highest annual bonus paid or payable to Employee for the three calendar years immediately preceding the year of termination.)  In addition, for a period of two years from Employee’s termination of employment, Employer shall continue to provide Employee and his family with the same level of life, medical, dental and vision insurance benefits that they were receiving through Employer immediately prior to Employee’s termination of employment.

9.                                      Termination by Employee.

9.1   Termination by Employee for Good Reason.  Should Employee terminate the Term of Employment prior to the Expiration Date for “Good Reason” (as defined below), Employer shall pay to Employee a cash lump sum payment equal to:  (1) two years’ Base Compensation at the rate in effect at termination and (2) two years’ bonus.  (For these purposes, “bonus” shall mean the highest annual bonus paid or payable to Employee for the three calendar years immediately preceding the year of termination.)  In addition, for a period of two years from Employee’s termination of employment, Employer shall continue to provide Employee and his family with the same level of life, medical, dental and vision insurance benefits that they were receiving through Employer immediately prior to Employee’s termination of employment.

Definition of Good Reason.  For the purposes of this Agreement, “Good Reason” shall mean (a) material diminution in Employee Base Compensation; (b) material diminution in authority, duties, responsibilities or reporting relationship; (c) material diminution in the budget over which Employee has authority; (d) material change in geographic work location; or (e) any other material breach of this Agreement by Employer.

9.2   Other Termination by Employee.  Should Employee terminate the Term of Employment prior to the Expiration Date for any reason other than set forth above, Employee will not be entitled to the additional payments set forth above.

10.                               Prorated and Prior Year Bonus Payments.

10.1   If a termination under Sections 7, 8 or 9, other than under Section 8.2 (Termination by Employer For Cause) or under Section 9.2 (Other Termination by Employee) occurs in a given year on a date on or after July 1 of such year, Employee shall be entitled to receive a prorated bonus payment for such year .  The prorated bonus payment will be an amount that is (1) equal to the highest annual bonus paid to Employee for the three calendar years immediately preceding the year of termination and (2) prorated from the beginning of the year of termination to the date of termination.

10.2   If a termination under Sections 7, 8 or 9, other than under Section 8.2 (Termination by Employer For Cause) or under Section 9.2 (Other Termination by Employee) occurs after the end of a given year but before the annual bonus for such year has been paid, Employee shall be entitled to receive such annual bonus.  In the event the amount of the annual bonus has already been determined in good faith by the Compensation Committee prior to Employee’s termination, then the annual bonus paid to Employee shall be equal to the amount so determined.  If, however, the annual bonus for such year has not yet been so determined, then the amount of annual bonus shall be equal to the highest annual bonus paid to Employee for the three calendar years immediately preceding such given year.

10.3   It is agreed that the bonus amounts referred to in Section 10.1 and 10.2 above shall be in addition to the other bonus payments that may become payable pursuant to other sections of this Agreement.

11.                               Release by Employee.  In order to be entitled to any payment or benefit payable or receivable that are provided for in this Agreement upon termination of employment, Employee must execute a release in a form acceptable to Employer, of Employer and its respective officers, directors, stockholders, employees and agents.

12.                               Change in Control.  In the event of a Change in Control (as defined below) at any time during the Term of Employment, all stock option rights, stock appreciation rights, restricted stock and any and all other similar rights theretofore granted to Employee shall vest and, if applicable, become exercisable in full.

For purposes of this Agreement, a Change in Control shall mean either (i) a merger or consolidation of Zenith with or into another company or corporation, other than (a) a merger or consolidation which would result in the voting securities of Zenith outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 75% of the combined voting power of the voting securities of Zenith or such surviving entity outstanding immediately after such merger or consolidation or (b) a merger or consolidation effected to implement a recapitalization of Zenith (or similar transaction) in which no “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) acquires more than 50% of the combined voting power of Zenith’s then outstanding securities; or (ii) an assignment of this Agreement by Zenith under the provisions of Paragraph 19.2 hereof; or (iii) the sale of all or substantially all of Zenith’s assets; or (iv) a change in the identities of a majority of the members of the Board within a one-year period or less; or (v) any other transaction involving a material change of ownership in Zenith which would require any party or affiliated group of parties to obtain approval from, or require such transactions to be presented for approval by, the California Insurance Commissioner (assuming there is no preemption of California insurance laws by Federal Law).

13.                               Excise Tax.  Notwithstanding anything to the contrary in this Agreement, in the event that Employee becomes entitled to severance payments, if any of the severance payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), Zenith shall pay to Employee an additional amount (the “Gross-Up Payment”) such that the net amount retained by Employee, after deduction of any Excise Tax on the Total Payments (as hereinafter defined) and any federal, state and local income and other tax and Excise Tax upon the payment provided for herein, shall be equal to the Total Payments.  For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) any other payments or benefits received or to be received by Employee in connection with a Change in Control or Employee’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Employer, any person whose actions result in a Change in Control or any person affiliated with Employer or such person (which, together with severance payments, shall constitute “Total Payments”)), shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by Zenith’s independent auditors and acceptable to Employee, such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount, within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (ii) the amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Payments or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (i), above), and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by Zenith’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.  For purposes of determining the amount of the Gross-Up Payment, Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Employee’s residence on the date of termination of employment, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.  In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of Employee’s employment, Employee shall repay to Zenith, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by Employee to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.  In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of Employee’s employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), Zenith shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by Employee with respect to such excess) at the time that the amount of such excess is finally determined.

The Gross-Up Payment shall be made not later than the fifth day following the date of termination of employment, provided, however, that if the amounts of such payments cannot be finally determined on or before such day, Zenith shall pay to Employee on such day an estimate, as determined in good faith by Zenith, of the minimum amount of such payments to which Employee is clearly entitled and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the date of termination of employment.  In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by Zenith to Employee, payable on the fifth (5th) business day after demand by Zenith (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).  At the time that payments are made under this Paragraph, Zenith shall provide Employee with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice Zenith has received from outside counsel, auditors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

14.                               Acknowledgment of Peculiar Value of Services.

14.1   Employee acknowledges that the services which he has agreed to render during the Term of Employment under this Agreement are special, unique, unusual, extraordinary and of an intellectual character, and therefore are of peculiar value to Employer.

14.2   Employee further acknowledges that because of the character of said services the remedy at law for any breach by him of this Agreement may be enforced by an injunction in a suit in equity, without the necessity of proving actual damage, and that a temporary injunction may be granted immediately upon the commencement of any such suit.  Nothing herein contained shall be construed as prohibiting Employer from pursuing any other remedies available to Employer from such breach or threatened breach, including the recovery of damages from Employee.

15.                               Confidential Information and Non-Competition

15.1   During the Term of Employment and thereafter, Employee shall not, except as may be required to perform his duties hereunder or as required by applicable law, disclose to others or use, whether directly or indirectly, any Confidential Information regarding Employer.  “Confidential Information” shall mean information about Employer and its clients and customers that is not available to the general public and that was learned by Employee in the course of his employment by Employer, including (without limitation) any data, formulae, information, proprietary knowledge, trade secrets and client and customer lists and all papers, resumes, records and the documents containing such Confidential Information.  Employee acknowledges that such Confidential Information is specialized, unique in nature and of great value to Employer, and that such information gives Employer a competitive advantage.  Upon the termination of his employment for any reason whatsoever, Employee shall promptly deliver to Employer all documents (and all copies hereof) containing any Confidential Information.

15.2   During the term of this Agreement and for two years following termination of employment, Employee shall not, directly or indirectly, without the prior written consent of Employer, provide consultative service (with or without pay) to, own, manage, operate, join, control, participate in, or be connected (as a stockholder, partner, or otherwise) with, any business, individual, partner, firm, corporation or other entity that is then in competition with Employer (a “Competitor of Employer”); provided, however, that the “beneficial ownership” by Employee, either individually or as a member of a “group,” as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, of not more than one percent (1%) of the voting stock of any publicly held corporation shall not be a violation of this Agreement.  It is further expressly agreed that Employer will or would suffer irreparable injury if Employee were to compete with Employer or any affiliate of Employer in violation of this Agreement.  Employer hereby acknowledges and agrees that Employee shall have the right to serve in any capacity with civic, educational, charitable and professional organizations and to make and manage personal business investments that do not violate the provisions of this Paragraph 15, so long as such activities do not interfere with the discharge of Employee’ duties to Employer hereunder.

15.3   During the Term of Employment and for one year following termination of employment, Employee shall not, directly or indirectly, influence or attempt to influence customers or suppliers of Employer to divert their business to any Competitor of Employer.

15.4   Employee recognizes that he will possess confidential information about other employees of Employer relating to their education, experience, skills, abilities, compensation and benefits, and interpersonal relationships with customers of Employer.  Employee recognizes that the information he will possess about these other employees is not generally known, is of substantial value to Employer in developing its products and in securing and retaining customers, and will be acquired by him because of his business position with Employer.  Employee agrees that, during the Term of Employment and for one year following termination of employment, Employee will not, directly or indirectly, solicit or recruit any employee of Employer for the purpose of being employed by him, or any business, individual, partner, firm, corporation or other entity that is then a Competitor of Employer.  Employee further agrees that he will not convey any such confidential information or trade secrets about other employees of Employer to any Competitor of Employer or to anyone affiliated with him or with any Competitor of Employer.

15.5   Employee further acknowledges that the remedy at law for any breach by him of the covenants contained in this Paragraph 15 will be inadequate and that in the event of a breach, or threatened breach, by Employee of the covenants contained therein, Employer shall be entitled to an injunction restraining Employee from using, for his own benefit, and/or from disclosing, in whole or in part, the list of the customers of Employer and/or trade secrets or other confidential information of Employer, and/or from rendering any services to any person, firm, corporation, association or other entity to whom such a list, and/or such trade secrets or other confidential information, in whole or in part, have been disclosed, or are threatened to be disclosed and such other declaratory relief as is proper to cause Employee to return to Employer any and all memoranda, specifications, documents and all other material relating to the business of Employer that he may have under his possession or control.  Nothing herein shall be construed as prohibiting Employer from pursuing any other remedies available to Employer from such breach or threatened breach, including the recovery of damages from Employee.  The provisions of this Paragraph 15 shall survive the expiration or termination, for any reason, of this Agreement and of Employee’s employment.

16.                               Attorney’s Fees.  In the event that any action at law or in equity, for injunctive or declaratory relief, is brought to enforce or interpret the provisions of this Agreement, if Employee is the prevailing party, he shall be entitled to reasonable attorney’s fees in addition to any other relief to which he may be entitled.

17.                               Applicable Law.  This Agreement and the rights and obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with, and governed by, the laws of the State of California applicable to agreements executed and to be fully performed thereunder.

18.                               Notices.  Any notice required to be given hereunder shall be in writing sent by registered or certified mail, return receipt requested, to either Zenith or employee at the addresses listed below, or at such other addresses as either Zenith or Employee may hereafter designate in writing to the other:

To Zenith:	Zenith National Insurance Corp.
21255 Califa Street
Woodland Hills, California 91367
Attention: Corporate Secretary

To Employee:	Jack D. Miller
6 Merrill Drive
Moraga, California 94556

19.                               Assignment.

19.1   This Agreement and the rights, interests and benefits hereunder are personal to Employee and shall not be assigned, transferred, pledged or hypothecated in any way by Employee, and shall not be subject to execution, attachment or similar process.  Any attempted assignment, transfer, pledge, or hypothecation, or the levy of any execution, attachment or similar process thereon, shall be null and void and without effect.

19.2   Zenith shall have the right to assign this Agreement and to delegate all of its rights, duties and obligation hereunder, whether in whole or in part, to any parent, affiliate, successor, or subsidiary organization or company of Zenith or corporation with which Zenith may merge or consolidate or which acquires by purchase or otherwise all or substantially all of Zenith’s consolidated assets, but such assignment shall not release Employer from its obligations under this Agreement.

20.                               Entire Agreement.  This Agreement constitutes the entire understanding of the parties hereto related to the subject matter hereof and supersedes any and all prior agreements and understanding, whether oral or written between the parties.  This Agreement may only be modified by an agreement in writing executed by Employee and one of Zenith’s duly authorized officers (other than Employee), with the approval of the Compensation Committee.

21.                               Waiver of Breach.  The waiver by Employee of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

22.                               Arbitration.

22.1   In the event there is any dispute between Employee and Employer which the parties are unable to resolve themselves, including any dispute with regard to the application, interpretation or validity of this Agreement or any dispute with regard to any aspect of Employee’s employment or the termination of Employee’s employment, both Employee and Employer agree by entering into this Agreement that the exclusive remedy for determining any such dispute, regardless of its nature, will be by arbitration in accordance with the then most applicable rules of the American Arbitration Association.  Arbitration shall be the exclusive remedy for determining any such dispute, regardless of its nature.  Notwithstanding the foregoing, either party may in an appropriate matter apply to a court pursuant to California Code of Civil Procedure Section 1281.8, or any comparable provision, for provisional relief, including a temporary restraining order or a preliminary injunction, on the ground that the award to which the applicant may be entitled in arbitration may be rendered ineffectual without provisional relief.

22.2   In the event the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator from a list designated by the Los Angeles office of the American Arbitration Association of seven arbitrators all of whom shall be retired judges who have had experience in the employment law, who are actively involved in hearing private cases and who are resident in the greater Los Angeles area.  If the parties are unable to select an arbitrator from the list provided by the American Arbitration Association, then the parties shall each strike names alternatively from the list, with the first to strike being determined by lot.  After each party has used three strikes, the remaining name on the list shall be the arbitrator.  Any arbitration shall be administered by the American Arbitration Association only if both parties so agree.

22.3   This agreement to resolve any disputes by binding arbitration shall extend to claims against any shareholder or partner of Employer, any brother-sister company, parent, or affiliate of Employer, any officer, director, employee, or agent of Employer, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law.  In the event of a dispute subject to this Paragraph, the parties shall be entitled to reasonable discovery, including deposition discovery, subject to the discretion of the arbitrator.  The arbitrator shall apply the same substantive law as would be applied by a court having jurisdiction over the parties and their dispute and the remedial authority of the arbitrator shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute.  The arbitrator shall, upon an appropriate motion, dismiss any claim brought in arbitration if the arbitrator determines that the claim does not state a claim or a cause of action which could have been properly pursued through court litigation.  In the event of a conflict between the then most-applicable rules of the American Arbitration Association and these procedures, the provisions of these procedures shall govern.

22.4   Each party may be represented by counsel or other representative of the party’s choice and each party shall initially be responsible for the costs and fees of its counsel or other representative.  Any filing or administrative fees shall be borne initially by the party requesting arbitration; provided, however, if such fees should exceed those applicable in Superior Court (or other state court of general jurisdiction if in a state other than California) the excess shall be borne by Employer.  Employer shall be responsible for the costs and fees of the arbitrator, unless Employee wishes to contribute (up to 50%) of the costs and fees of the arbitrator.  The prevailing party in such arbitration proceeding, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses and attorneys’ fees.

22.5   The arbitrator shall render an award and opinion in the form typical of that rendered in labor arbitrations and the award of the arbitrator shall be final and binding upon the parties.  If any of the provisions of this Paragraph are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of these provisions and this Paragraph shall be reformed to the extent necessary to insure that the resolution of all conflicts between Employee and Employer including those arising out of statutory claims, shall be resolved by neutral, binding arbitration.  In the event a court finds that the arbitration procedure set forth herein is not absolutely binding, then it is the intent of the parties that any arbitration decision should be fully admissible in evidence, given great weight by any finder of fact and treated as determinative to the maximum extent permitted by law.

22.6   Unless mutually agreed by the parties otherwise, any arbitration shall take place in Los Angeles.  In the event the parties are unable to agree upon a location for the arbitration, the location within Los Angeles shall be determined by the arbitrator.

22.7   In the event of a good faith dispute regarding the payment of salary or benefits under this Agreement, Employer shall make the disputed payments to Employee as if such dispute did not exist during the pendency of such good faith dispute, and, following the resolution of such dispute, Employee shall reimburse Employer for any overpayments.

23.                               Miscellaneous.

23.1   The titles of the paragraphs of this Agreement are for convenience of reference only, and are not to be considered in construing this Agreement.

23.2   The unenforceability or invalidity of any paragraph or subparagraph of this Agreement shall not affect the enforceability and validity of the balance of this Agreement.

23.3   Each party hereto shall make, execute and deliver such other instruments or documents as may be reasonably required in order to effectuate the purpose of this Agreement.

23.4   Employer shall also pay any additional amount necessary to reimburse Employee and/or his family for any taxes imposed solely by reason of receipt of life, medical, dental or vision insurance benefits following Employee’s termination of employment or death, as applicable.

Notwithstanding the foregoing, Employer shall not provide any medical, dental or vision benefit otherwise receivable by Employee and/or his family pursuant to Paragraphs 7, 8.1, 8.3 and 9 if an equivalent benefit is actually received by Employee and/or his family at any time during the period of coverage, and any such benefit actually received shall be reported to Zenith by Employee and/or his family.

23.5   It is the understanding and intent of the parties hereto, and Employer represents and warrants, that no payment or distribution that could be made pursuant to the provisions of this Agreement constitutes an item of deferred compensation under Section 409A of the Code (“Deferred Compensation”).  Nevertheless, the following provision is included in this Agreement for technical compliance with 409A of the Code:

Notwithstanding any provision to the contrary in this Agreement, no payment or distribution under this Agreement which constitutes “409A Deferred Compensation” and becomes payable by reason of Employee’s termination of employment with Employer will be made to Employee unless Employee’s termination of employment constitutes a “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Code).  In addition, no such payment or distribution of 409A Deferred Compensation will be made to Employee prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Employee’s “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Code) or (ii) the date of Employee’s death, if Employee is deemed at the time of such separation from service to be a “key employee” within the meaning of that term under Section 416(i) of the Code and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code.  Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this Paragraph 23.5 (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to Employee in a lump sum, and any remaining payments due under this Agreement will be paid in accordance with the normal payment dates specified for them herein.  It is intended that this Agreement shall comply with the provisions of Section 409A of the Code and the Treasury Regulations relating thereto so as not to subject Employee to the payment of additional taxes and interest under Section 409A of the Code.  In furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in Woodland Hills, California, on the date indicated below.

ZENITH NATIONAL INSURANCE CORP.
(“Zenith”)

By:	/s/ Stanley R. Zax
Stanley R. Zax
Chairman and President

Date:	June 3, 2009

Jack D. Miller (“Employee”)

/s/ Jack D. Miller

Date:	June 3, 2009